Exhibit 10.1.i.1


             ATTACHMENT TO ALLIED PHILADELPHIA UNION
             RETIREMENT SAVINGS AND INVESTMENT PLAN


1. Notwithstanding Paragraph 9 of the Adoption Agreement, each eligible employee who is hired before January 1, 1991 can enroll in the Plan on January 1, 1991. Each eligible employee hired after January 1, 1991 who is 55 or older on date of hire is eligible to enroll in the Plan on the Entry Date coincident with or immediately following his date of hire.

2. Section 2.08 of the Basic Plan Document is amended by deleting said Section in its entirety and substituting the following in lieu thereof:

     "2.08 'Disability' means any medical determinable physical or mental impairment of the Member which qualifies the Member for Social Security disability benefits."

3. Section 4.04B of the Basic Plan Document is amended by deleting the reference to "fifteen (15) days" and sub-stituting therefor "thirty (30) days."

4. Section 4.04B of the Basic Plan Document is amended by adding the following at the end thereof:

     "A Member who suspends contributions may resume contributions as of any Entry Date which succeeds the date of suspension by at least six (6) months, by means of written notice to the Plan Administrator at least thirty
     (30) days prior to the date on which the resumption is to be effective."

5. Section 7.05 of the Basic Plan Document is amended by add-ing the following sentence at the end thereof:

     "A Member who is on layoff status shall not be deemed to have incurred a termination of employment, but such Member shall not be eligible to make Elective Deferrals while on layoff status."

6. Section 7.06 of the Basic Plan Document is amended by deleting subsection (b)(iv)(B) thereof.